Exhibit 99.2

CRYSTALLEX INTERNATIONAL CORPORATION

DIRECTORS REMUNERATION PLAN

as amended and restated
as of January 1, 2005

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DIRECTORS REMUNERATION PLAN

1.	GENERAL PROVISIONS

1.1	Interpretation

For the purposes of the Plan, the following terms shall have the following meanings:

(a) “affiliate”, “associate” and “subsidiary” have the meanings ascribed to those terms in Section 1 of the Securities Act (Ontario);

(b)	“Board” means the Board of Directors of the Corporation;

(c)	“Common Shares” means the Common Shares of the Corporation;

(d)	“Corporation” means Crystallex International Corporation;

(e)	“Eligible Person” means any director of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation;

(f)	“Insider” means:

(i)	an insider as defined in Section 1(1) of the Securities: Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and

(ii)	an associate of any person who is an insider by virtue of (i) above;

(g)	“Outstanding Issue” at any time means the number of issued and outstanding Common Shares, on a nondiluted basis, at that time;

(h)	“Plan” means this Directors Remuneration Plan of the Corporation; and

(i)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

     Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

     The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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1.2	Purpose

     The purpose of the Plan is to provide for the issue of Common Shares to Eligible Persons in addition to or in lieu of the cash remuneration payable to them in respect of their service as directors of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation.

1.3	Administration

(a)	The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references to the Board will be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority:

(i)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and

(ii)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

The Board's guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all Eligible Persons.

1.4	Shares Reserved

(a)	The maximum number of Common Shares issued and issuable under the Plan at any time and from time to time shall be 600,000 Common Shares or such greater number of Common Shares as may be approved by the shareholders of the Corporation.

(b)	The maximum number of Common Shares issued or issuable to Insiders at any time under the Plan and any other Stock Compensation Arrangement shall not exceed 10% of the Outstanding Issue.

(c)	If there is a change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to any required regulatory approval, appropriate substitution or adjustment in the number or kind of shares or other securities issued and issuable pursuant to the Plan; provided, however, that no substitution or adjustment shall obligate the Corporation to issue fractional shares.

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1.5	Amendment and Termination

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or other approval.

1.6	Compliance with Legislation

The Plan and the Corporation's obligation to issue and deliver Common Shares hereunder shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Common Shares are listed for trading and such regulatory and other approvals as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan to issue Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Common Shares shall be issued hereunder where such issue would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported issue of any Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed with all stock exchanges on which the Common Shares are listed for trading.

Common Shares issued to Eligible Persons pursuant to the Plan may be subject to limitations on sale or resale under applicable securities laws.

1.7	Effective Date

The Plan shall be effective upon the approval of the Plan by:

(a)	the Toronto Stock Exchange and any other exchange upon which the Common Shares of the Corporation may be posted and listed for trading; and

(b)	the shareholders of the Corporation, given by the affirmative vote of a majority of the votes attached to the Common Shares of the Corporation entitled to vote, and represented and voted at an annual or special meeting of the holders of such Common Shares held, among other things, to consider and approve the Plan.

1.8	Miscellaneous

(a)	Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to any required regulatory or other approval.

(b)	Nothing contained in the Plan shall give any Eligible Person any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and upon the issue of Common Shares under the Plan.

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(c)	The Plan does not give any Eligible Person the right or obligation to continue to serve as a director of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation. The issue of Common Shares to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the issue of Common Shares or any other securities in the capital of the Corporation.

(d)	Upon any issue of Common Shares under the Plan, the Corporation shall add to the stated capital account maintained by the Corporation in respect of the Common Shares an amount equal to the number of Common Shares so issued multiplied the issue price per Common Share at which the Common Shares were issued.

2.	COMMON SHARES

2.1	Issues

Subject to the provisions of the Plan, the Board shall have the authority to issue Common Shares to Eligible Persons in addition to or in lieu of the cash remuneration payable to them in respect of their services as directors of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation and to determine the terms, limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.2, applicable to such issue of Common Shares.

2.2	Issue Price

The issue price per Common Share of any Common Shares issued hereunder shall not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of the issue of the Common Shares.